Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FIRST QUARTER
FISCAL 2027 RESULTS
•Net sales increased 20.6% to $1.0 billion
•Organic net sales increased 9.2%
•Net income from continuing operations increased 22.5%
•Adjusted EBITDA (Non-GAAP) increased 28.8%
•Diluted EPS from continuing operations increased 22.8%
•Repurchased $228.5 million of common stock

HILLIARD, Ohio – (August 6, 2026) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite wastewater industries today announced financial results for the fiscal first quarter ended June 30, 2026.

Scott Barbour, President and Chief Executive Officer of ADS commented, “Performance for the first quarter of fiscal 2027 unfolded largely as we anticipated, with net sales increasing 21% to $1.0 billion and Adjusted EBITDA increasing 29% to $358.3 million, expanding our Adjusted EBITDA margin 230 basis points to 35.8%. These results reflect some pull-forward of sales from the second quarter ahead of price actions in addition to the ongoing strength and resilience of our diversified water management platform, strong organic growth, and a meaningful contribution from NDS, which we acquired in February. Domestic construction market sales increased 20%, with growth across all product categories and end markets. Several factors impacted the results this quarter, including price increases to cover inflationary cost pressure on transportation and materials impacting order patterns and normal seasonality.”

“Importantly, favorable volume was driven by strength in the non-residential market and customer purchases ahead of pricing actions. This demand, combined with disciplined price/cost management, drove margin expansion across both our Stormwater and Wastewater segments. NDS continues to perform well, expanding our reach in residential stormwater management and landscape irrigation while accelerating growth in Allied Products. Importantly, we continue to successfully sell the full solutions package, leveraging Allied Products alongside our core offerings to deliver greater value to customers and drive share gains.”

“We are pleased with the strong start to the year; however, we remain cautious on the overall demand environment. Broadly speaking, demand trends look similar to last year, with a number of moving pieces beneath the surface across end markets and geographies. That said, we remain confident in our position as a pure-play water company, supported by favorable long-term secular tailwinds, our differentiated growth strategy, a resilient operating platform, and disciplined capital allocation.”
First Quarter Fiscal 2027 Results
Net sales increased $171.2 million, or 20.6%, to $1,001.1 million, as compared to $829.9 million in the prior year quarter. Stormwater sales increased $157.8 million, or 24.2%, to $809.4 million, as compared to $651.5 million in the prior year quarter. Stormwater sales include $94.7 million of revenue from the acquisition of National Diversified Sales (“NDS”). On an organic basis, stormwater sales increased 9.7%, driven by growth in both pipe and allied products. Wastewater sales increased $13.4 million, or 7.5%, to $191.7 million as compared to $178.4 million in the prior year quarter.
Gross profit increased $77.6 million, or 23.5%, to $408.0 million as compared to $330.4 million in the prior year. The increase in gross profit is primarily driven by the acquisition of NDS, volume growth, and favorable price/cost and manufacturing costs, partially offset by higher transportation costs.

Selling, general and administrative expenses increased $26.9 million, or 25.8% to $130.8 million, as compared to $104.0 million. As a percentage of sales, selling, general and administrative expense was 13.1% as compared to 12.5% in the prior year. The increase was primarily driven by the acquisition of NDS.

Net income from continuing operations increased $32.5 million, or 22.5%, to $176.6 million as compared to $144.1 million in the prior year. Diluted Earnings Per Share (“EPS”) From Continuing Operations increased $0.42, or 22.8%, to $2.26 as compared to $1.84 in the prior year quarter.
Adjusted EBITDA (Non-GAAP) increased $80.1 million, or 28.8%, to $358.3 million, as compared to $278.2 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 35.8% as compared to 33.5% in the prior year.

Segment sales results are based on Net sales to external customers. Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Organic Net Sales, Free Cash Flow and Adjusted Earnings per Share have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Balance Sheet and Liquidity
Net cash provided by operating activities was $260.4 million, as compared to $275.0 million in the prior year. Free cash flow (Non-GAAP) was $203.2 million, as compared to $222.4 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $1,603.4 million as of June 30, 2026, an increase of $54.5 million from March 31, 2026.
ADS had total liquidity of $900.9 million, comprised of cash of $162.3 million as of June 30, 2026 and $738.6 million of availability under committed credit facilities. As of June 30, 2026, the Company’s trailing-twelve-month leverage ratio was 1.5 times Adjusted EBITDA.
In the three months ended June 30, 2026, the Company repurchased 1.6 million shares of its common stock for a total cost of $228.5 million. As of June 30, 2026, approximately $822.5 million of common stock may be repurchased under the Company's existing stock repurchase authorization.
Fiscal 2027 Outlook
Based on results to date, current visibility, backlog of existing orders and business trends, the Company confirmed its financial targets for fiscal 2027. Net sales are expected to be in the range of $3.350 billion to $3.550 billion and Adjusted EBITDA is expected to be in the range of $1.0 billion to $1.050 billion. Capital expenditures are expected to be approximately $200 million.
Conference Call Information
Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite wastewater solutions that manage the world’s most precious resource: water. ADS, along with NDS and Infiltrator Water Technologies, provides superior stormwater drainage and onsite wastewater products used across commercial, residential, infrastructure, and agricultural applications, while delivering unparalleled customer service. ADS operates the industry’s largest company-owned fleet, an expansive sales team and a vast manufacturing network. As one of the largest plastic recycling companies in North America, ADS keeps millions of pounds of plastic out of landfills each year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials, new tariff and international trade policies, and our ability to pass any increased costs of raw materials and tariffs on to our customers in a timely manner; disruption or volatility in general business, political and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions or doing so within the intended timeframe, including our ability to successfully integrate NDS into our business; risks that the acquisition of NDS may involve unexpected costs, liabilities, risks that the cost savings and synergies from the acquisition of NDS may not be fully realized; the effect of any claims, litigation, investigations or proceedings; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effects of global climate change and any related regulatory responses; our ability to protect against cybersecurity incidents and disruptions or failures of our IT systems; our ability to assess and monitor the effects of artificial intelligence, machine learning, robotics and blockchain or other new approaches to data mining on our business and operations; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to appropriately address any environmental, social or governance concerns that may arise from our activities; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2026	2025
Net sales	$1,001,112	$829,880
Cost of goods sold	593,065	499,442
Gross profit	408,047	330,438
Operating expenses:
Selling, general and administrative	130,818	103,961
Loss on disposal of assets and costs from exit and disposal activities	2,621	7,024
Intangible amortization	20,060	13,707
Income from operations	254,548	205,746
Other expense:
Interest expense	27,040	23,029
Derivative (gains) loss and other (income) expense, net	(1,452)	(6,705)
Income (loss) before income taxes	228,960	189,422
Income tax expense (benefit)	53,689	46,674
Equity in net (income) of unconsolidated affiliates	(1,297)	(1,343)
Net income from continuing operations	176,568	144,091
Net loss from discontinued operations, net of taxes	(5,653)	—
Net income	170,915	144,091
Less: net income attributable to noncontrolling interest	2,394	169
Net income attributable to ADS	$168,521	$143,922
Weighted average common shares outstanding:
Basic	76,526	77,641
Diluted	77,024	78,122
Net income from continuing operations per share:
Basic	$2.28	$1.85
Diluted	$2.26	$1.84
Net loss from discontinued operations per share:
Basic	$(0.07)	$—
Diluted	$(0.07)	$—
Net income per share:
Basic	$2.20	$1.85
Diluted	$2.19	$1.84
Cash dividends declared per share	$0.20	$0.18

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	June 30, 2026	March 31, 2026
ASSETS
Current assets:
Cash	$162,251	$223,012
Receivables, net	458,554	390,536
Inventories	548,544	543,381
Assets held for sale	38,534	43,451
Other current assets	33,051	30,449
Total current assets	1,240,934	1,230,829
Property, plant and equipment, net	1,230,283	1,217,165
Other assets:
Goodwill	1,042,531	1,042,716
Intangible assets, net	828,469	848,527
Other assets	167,766	166,386
Total assets	$4,509,983	$4,505,623
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$7,705	$5,865
Current maturities of finance lease obligations	38,174	38,136
Accounts payable	298,242	237,706
Liabilities held for sale	12,354	15,139
Other accrued liabilities	212,411	212,623
Accrued income taxes	16,748	—
Total current liabilities	585,634	509,469
Long-term debt obligations, net	1,604,779	1,605,958
Long-term finance lease obligations	115,000	121,935
Deferred tax liabilities	221,333	220,994
Other liabilities	92,994	91,303
Total liabilities	2,619,740	2,549,659
Mezzanine equity:
Redeemable common stock	71,848	73,652
Total mezzanine equity	71,848	73,652
Stockholders’ equity:
Common stock	11,714	11,710
Paid-in capital	1,361,911	1,342,091
Common stock in treasury, at cost	(1,564,932)	(1,325,713)
Accumulated other comprehensive loss	(33,109)	(32,290)
Retained earnings	2,016,109	1,862,936
Total ADS stockholders’ equity	1,791,693	1,858,734
Noncontrolling interest in subsidiaries	26,702	23,578
Total stockholders’ equity	1,818,395	1,882,312
Total liabilities, mezzanine equity and stockholders’ equity	$4,509,983	$4,505,623

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended June 30,
	2026	2025
Cash Flows from Operating Activities
Net income (loss)	$170,915	$144,091
Less: Net loss from discontinued operations, net of taxes	(5,653)	—
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	62,157	50,228
Deferred income taxes	1,160	(3,748)
Loss on disposal of assets and costs from exit and disposal activities	2,621	7,024
Stock-based compensation	13,274	8,404
Amortization of deferred financing charges	960	511
Inventory step up related to NDS acquisition	14,197	—
Fair market value adjustments to derivatives	2,447	77
Equity in net income of unconsolidated affiliates	(1,297)	(1,343)
Other operating activities	1,911	809
Changes in working capital:
Receivables	(70,229)	(42,126)
Inventories	(19,874)	40,001
Prepaid expenses and other current assets	(4,166)	(5,945)
Accounts payable, accrued expenses, and other liabilities	83,350	76,994
Operating cash flows from discontinued operations	(2,684)	—
Net cash provided by operating activities	260,395	274,977
Cash Flows from Investing Activities
Capital expenditures	(57,151)	(52,598)
Proceeds from disposal of assets or a business	726	—
Acquisition, net of cash acquired	—	(19,576)
Other investing activities	1,419	2,240
Net cash used in investing activities	(55,006)	(69,934)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	—	(1,750)
Payments on Equipment Financing	(299)	(933)
Payments on finance lease obligations	(9,514)	(8,335)
Repurchase of common stock	(233,236)	—
Cash dividends paid	(15,306)	(13,980)
Proceeds from exercise of stock options	475	549
Payment of withholding taxes on vesting of restricted stock units	(10,728)	(6,683)
Net cash (used in) provided by financing activities	(268,608)	(31,132)
Effect of exchange rate changes on cash	112	1,098
Net change in cash	(63,107)	175,009
Cash at beginning of period	233,967	469,271
Cash at end of period	$170,860	$644,280
Less: cash held for sale	(8,478)	—
Cash, excluding held for sale, at end of period	$162,382	$644,280

RECONCILIATION TO BALANCE SHEET
Cash	$162,251	$638,268
Restricted cash	131	6,012
Total cash and restricted cash	$162,382	$644,280

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

This press release includes references to Adjusted EBITDA, Free Cash Flow, Organic Net Sales and Adjusted Earnings per Share, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP and may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
The following tables present reconciliations of non-GAAP financial measures to the most comparable GAAP measures for the periods indicated.
Reconciliation of Segment Adjusted EBITDA to Net Income From Continuing Operations

	Three Months Ended June 30, 2026
(Amounts in thousands)	Stormwater	Wastewater	Intersegment Eliminations	Total
Net sales:
Net sales from external customers	$809,376	$191,736	$—	$1,001,112
Intersegment net sales	11,566	17,184	(28,750)	—
Net sales	820,942	208,920	(28,750)	1,001,112

Significant segment expenses:
Costs of goods sold	518,812	104,600	(30,347)	593,065
Selling, general and administrative expenses	100,681	17,650	—	118,331
Other segment items(a)	(72,252)	(8,789)	—	(81,041)
Segment Adjusted EBITDA(b)	$273,701	$95,459	$1,597

Corporate and other costs(c)				12,487
Total consolidated Adjusted EBITDA				$358,270

Reconciliation of total consolidated Adjusted EBITDA to income from continuing operations before income taxes:
Interest expense				27,040
Interest income				(1,291)
Depreciation and amortization				62,157
Stock-based compensation expense				13,274
Loss on disposal of assets and costs from exit and disposal activities				2,621
Transaction costs(d)				3,244
Inventory step up related to acquisition of NDS				14,197
Other adjustments(e)				8,068
Income before income taxes				228,960

Income tax expense				53,689
Equity in net income of unconsolidated affiliates				(1,297)
Net income from continuing operations				$176,568

	Three Months Ended June 30, 2025
(Amounts in thousands)	Stormwater	Wastewater	Intersegment Eliminations	Total
Net sales:
Net sales from external customers	$651,527	$178,353	$—	$829,880
Intersegment net sales	9,076	16,609	(25,685)	—
Net sales	660,603	194,962	(25,685)	829,880

Significant segment expenses:
Costs of goods sold	427,119	97,251	(24,928)	499,442
Selling, general and administrative expenses	73,782	18,344	—	92,126
Other segment items(a)	(43,793)	(7,897)	—	(51,690)
Segment Adjusted EBITDA(b)	$203,495	$87,264	$(757)

Corporate and other costs(c)				11,835
Total consolidated Adjusted EBITDA				$278,167

Reconciliation of total consolidated Adjusted EBITDA to income from continuing operations before income taxes:
Interest expense				23,029
Interest income				(5,405)
Depreciation and amortization				50,228
Stock-based compensation expense				8,404
Loss on disposal of assets and costs from exit and disposal activities				7,024
Transaction costs(d)				807
Other adjustments(e)				4,658
Income before income taxes				189,422

Income tax expense				46,674
Equity in net income of unconsolidated affiliates				(1,343)
Net income from continuing operations				$144,091
a.Other segment items include depreciation, amortization recorded within cost of goods sold, stock-based compensation expense, inventory step-up costs, restructuring and realignment expense, and transaction costs.
b.The Company calculates Segment Adjusted EBITDA as net income from continuing operations before interest, income taxes, depreciation and amortization, stock-based compensation expense, non-cash charges and certain other gains and expenses.
c.Represents certain unallocated selling, general and administrative expenses required to reconcile segment Adjusted EBITDA to consolidated Adjusted EBITDA.
d.Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions.
e.Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, restructuring and realignment expense, and executive retirement expense (benefit).
Reconciliation of Adjusted EBITDA to Net Income - EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of Adjusted EBITDA to net income.

	Three Months Ended June 30,
(Amounts in thousands)	2026	2025
Net income from Continuing Operations	$176,568	$144,091
Depreciation and amortization	62,157	50,228
Interest expense	27,040	23,029
Income tax expense	53,689	46,674
EBITDA	319,454	264,022
Restructuring and realignment expense(a)	5,336	8,795
Loss on disposal of assets	459	1,198
Stock-based compensation expense	13,274	8,404
Transaction costs	3,244	807
Inventory step up related to acquisition of NDS	14,197	—
Interest income	(1,291)	(5,405)
Other adjustments(b)	3,597	346
Adjusted EBITDA	$358,270	$278,167
(a)Includes costs associated with closure of one distribution yard, as well as professional fees incurred in connection with supporting enterprise-wide restructuring and realignment initiatives. Excludes gain on sale of properties previously held-for-sale and equipment.
(b)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, and the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.
Reconciliation of Free Cash Flow to Cash flow from Operating Activities - Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of cash flow from operating activities to Free Cash Flow.

	Three Months Ended June 30,
(Amounts in thousands)	2026	2025
Net cash flow provided by operating activities	$260,395	$274,977
Capital expenditures	(57,151)	(52,598)
Free cash flow	$203,244	$222,379
Organic Net Sales - Organic Net Sales is a non-GAAP financial measure that represents net sales excluding the impact of acquisitions and is intended to provide a meaningful comparison of sales growth attributable to underlying volume and pricing changes in the Company’s continuing operations. The following table presents a reconciliation of Net Sales to Organic Net Sales for the Company:

	Three Months Ended June 30,
(Amounts in thousands)	2026	2025
Net Sales	$1,001,112	$829,880
Less: Net Sales from NDS	(94,687)	—
Organic Net Sales	$906,425	$829,880
Reconciliation of Diluted Earnings per Share from Continuing Operations to Adjusted Earnings per Share from Continuing Operations - Adjusted Earnings per Share From Continuing Operations excludes (gains) losses on disposals of assets or business, restructuring and realignment expenses, impairment charges and transaction costs. Adjusted Earnings per Share from Continuing

Operations is a measure used by management and may be useful for investors to evaluate the Company's operational performance. The following table presents diluted earnings per share from continuing operations on an adjusted basis to supplement the Company's discussion of its results of operations herein.

	Three Months Ended June 30,
	2026	2025
Diluted Earnings Per Share from Continuing Operations	$2.26	$1.84
Restructuring and realignment expense	0.07	0.11
Loss on disposal of assets	0.01	0.02
Transaction costs	0.04	0.01
Inventory step up related to the acquisition of NDS	0.18	—
Income tax impact of adjustments (a)	(0.07)	(0.03)
Adjusted Earnings per Share from Continuing Operations	$2.49	$1.95

(a) The income tax impact of adjustments to each period is based on the statutory tax rate.